ABERDEEN GLOBAL INCOME FUND, INC.

MANAGEMENT AGREEMENT

AGREEMENT dated as of March 8, 2004, between Aberdeen Global

Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the

Investment Company Act of 1940, as amended (the “1940 Act”), and Aberdeen

Asset Management Asia Limited, a Singapore corporation (“AAMAL” or the

“Investment Manager”).

WHEREAS, the Fund is a closed-end management investment company;

WHEREAS, the Fund engages in the business of investing its assets in the manner and in accordance with its stated current investment objective and restrictions;

WHEREAS, the Fund (then known as The First Commonwealth Fund, Inc.)

entered into a management agreement dated December 22, 2000 (the “Former

Management Agreement”) with Aberdeen Asset Managers (C.I.) Limited (then known as EquitiLink International Management Limited), a Jersey, Channel

Islands corporation (“AAMCIL”);

WHEREAS, in December 2003, the Board of Directors of the Fund

approved the transfer by AAMCIL to AAMAL of the rights and obligations of

AAMCIL under the Former Management Agreement (the “Transfer”);

WHEREAS, the Transfer would not be deemed an “assignment” of the

Former Management Agreement under the 1940 Act, based upon factors including: (1) both before and after the Transfer, Aberdeen Asset Management

PLC will continue to indirectly own 100% of, and to control, AAMCIL and

AAMAL; (2) the persons providing day-to-day portfolio management of the Fund prior to the Transfer will continue to provide such services after the Transfer; (3)

AAMAL and its personnel have, since 2001, been providing portfolio management, research and trading services to the Fund pursuant to a

Memorandum of Understanding, as amended, to which AAMAL, AAMCIL and

Aberdeen Asset Management Limited (the Fund’s Investment Adviser) are

parties; (4) the Transfer will have no material impact on the investment management of the Fund’s portfolio; (5) the nature and quality of the investment management services to be provided to the Fund by AAMAL will not be materially different from those provided to the Fund by AAMCIL; (6) the

Transfer is not intended to, and will not result in, any change in the fundamental investment processes, investment strategies or investment techniques currently employed by portfolio managers and investment professionals in providing investment advisory services to the Fund; and (7) the Transfer will not result in any change in the terms of the Former Management Agreement, other than in the name of the investment manager.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

- # -

1.

Obligations.

1.1   The Investment Manager will manage, in accordance with the Fund’s stated investment objective, policies and limitations and subject to the supervision of the Fund’s Board of Directors, the Fund’s investments. The Investment

Manager will make investment decisions on behalf of the Fund including the selection of and placing of orders with brokers and dealers to execute portfolio transactions on behalf of the Fund. The Investment Manager shall give the Fund the benefit of the Investment Manager’s best judgment and efforts in rendering services under this Agreement.

1.2   The Fund will pay the Investment Manager a fee at the annual rate of

0.65% of the Fund’s average weekly net assets applicable to shares of common stock and shares of preferred stock up to $200 million, 0.60% of such amounts between $200 million and $500 million and 0.55% of such assets in excess of

$500 million, computed based upon net asset value applicable to shares of common stock and shares of preferred stock determined weekly and payable on the first business day of each calendar month it being understood that the portion of the fee which is equal to the percentage of the Fund’s net assets, measured at the end of each week, held in securities (or cash) denominated in the currencies of

Australia and New Zealand, Canada, and the United Kingdom shall be paid to the

Investment Manager in, respectively, the currencies of Australia, Canada and the

United Kingdom. For the purpose of determining the fees payable to the

Investment Manager hereunder, the value of the Fund’s net assets shall be computed initially at the times and in the manner specified in the Fund’s registration statement on Form N-2, as such times and manner may be amended from time to time by action of the Fund’s Board.

1.3   In rendering the services required under this Agreement, the

Investment Manager may, at its expense, employ, consult or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Investment Manager may not retain any person or company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Fund unless (i) the Fund is a party to the contract with such person or company and (ii) such contract is approved by a majority of the Fund’s Board of Directors and a majority of Directors who are not parties to any agreement or contract with such company and who are not

“interested persons,” as defined in the 1940 Act, of the Fund, the Investment

Manager, or any such person or company retained by the Investment Manager,

and is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act.

2.

Expenses. The Investment Manager shall bear all expenses of its employees, except as provided in the following sentence, and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund’s Directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Manager. The Fund will bear all of its own expenses, including: expenses of organizing the Fund; fees of the Fund’s

Directors who are not interested persons (as defined in the 1940 Act) of any other party; out-of-pocket expenses for all Officers and Directors of the Fund, including expenses incurred by the Investment Manager’s employees, who serve as

Directors and officers of the Fund, which may be reimbursed by the Fund under the Fund’s policy governing reimbursement of Fund-related expenses; and other expenses incurred by the Fund in connection with meetings of Directors and shareholders; interest expense; taxes and governmental fees including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund’s portfolio securities; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund’s shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; and the expenses of shareholders’

meetings and of the preparation and distribution of proxies and reports to shareholders.

3.

Liability. The Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in

Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

4.

Services Not Exclusive. It is understood that the services of the

Investment Manager are not deemed to be exclusive, and nothing in this

Agreement shall prevent the Investment Manager or any affiliate, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the Investment

Manager’s clients, including the Fund, in a manner that is fair and equitable in the judgment of the Investment Manager in the exercise of its fiduciary obligations to the Fund and to such other clients.

5.

Scope of Engagement. The Investment Manager hereby agrees

that the Fund, may, at any time, upon at least 60 days’ notice, advise the

Investment Manager that it wishes to limit the scope of the Investment Manager’s engagement hereunder to that of managing the Fund’s investments solely with respect to securities denominated in certain stipulated currencies, in which case the fee otherwise payable to the Investment Manager as provided in Paragraph 1.2 hereof shall be reduced to reflect the proportion of the Fund’s aggregate net assets measured at the end of each week which are denominated in the stipulated currencies.

6.

Duration and Termination. This Agreement shall be effective as of the date first above written, and shall continue in effect until December 22,

2004. If not sooner terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund’s Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund’s entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund’s

Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days’ written notice to the Investment Manager or by the

Investment Manager upon at least ninety (90) days’ written notice to the Fund.

This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

7.

Miscellaneous.

7.1   This Agreement shall be construed in accordance with the laws of the

State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

7.2   The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

7.3   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

7.4   Nothing herein shall be construed as constituting the Investment

Manager an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABERDEEN GLOBAL INCOME FUND, INC.

By:   /s/ Martin Gilbert

Name:

Martin Gilbert

Title:

President

ABERDEEN ASSET MANAGEMENT ASIA LIMITED

By:   /s/ Hugh Young

Name:

Hugh Young

Title:

Managing Director

- # -